EXHIBIT 11


                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                                OF LOSS PER SHARE


                                            Three Months          Three Months
                                               Ended                 Ended
                                           March 31, 2004        March 31, 2003
                                           --------------        --------------

Net loss                                    $ (644,000)          $  (58,000)
                                            ===========          ===========


Loss Per Share - Basic
Weighted average shares outstanding
    during the period                        5,470,311            5,470,311
                                            ===========          ===========


Loss per common share -
Basic                                       $     (.12)          $     (.01)
                                            ===========          ===========

Loss Per Share - Diluted
------------------------
Weighted average shares outstanding
    during the period                        5,470,311            5,470,311


Effect of stock options dilution                     0                    0
                                            -----------          -----------


Total shares outstanding for purposes
of calculating diluted earnings              5,470,311            5,470,311
                                            ===========          ===========


Loss per common and common equivalent
share - Diluted                             $     (.12)          $     (.01)
                                            ===========          ===========